Exhibit 99.1
To our shareholders, partners and customers:
Two thousand six was the type of year that challenges a company at every level. Our situation has tested our employees, our customers and our shareholders. Pixelworks’ leadership team is comprised of a committed group with renewed energy that shares a common mission to put the company on the path to profitability and renewed revenue growth. We have created a new plan, a new team and a new Pixelworks. Let me share with you our vision.
Looking Back
While we continued to perform well in the digital projection market and made progress on our new LCD timing controller business, we fell short of market expectations in the advanced television business. Our 2006 advanced television revenues dropped by more than half, from $88.7 million in 2005 to $43.2 million in 2006, accounting for more than the overall consolidated revenue decline of $38.1 million for the year.
This performance prompted us to review our business from top to bottom. Our commitment and responsibility as a management team is to learn and to apply those lessons to develop and implement a successful strategy. Focus is the key and we are accomplishing this in two primary ways:
o	With a new product and technology strategy that has fewer products and allows us to focus on market segments where our innovations can have maximum impact.

o	By focusing our people, consolidating our previous five design centers into two locations and putting greater emphasis on our Asian operations.
A New Pixelworks
The result is a new Pixelworks. We have a new focus and vision that is embodied in our new product strategy. Our product roadmap offers us a promising market opportunity in pixel processing and continues building on our proven strength in the digital projection market. This new strategy focuses our efforts on what we believe we are capable of doing extremely well.
Our technology innovations in pixel processing and our ImageProcessor architecture for projectors are the core technologies that we will build on to extend our competitive advantage and create a sustainable, long-term strategy to increase shareholder value.
Pixel Processing for Advanced Displays
At the heart of our strategy of driving to higher video and pixel processing performance is that we believe there is an inflection point emerging with the next generation displays coming on line later in 2007 and in 2008. These new LCD panels will be migrating from 60 Hz to 120 Hz; they will move to higher resolutions such as true 1080p; and larger displays measuring 50 and 60 inches diagonally will move into the mainstream over the next 24 months.
We believe we can continue to excel as a leader in pixel processing by pushing the performance to new levels in new ways. We believe we are well positioned for the transition to next-generation displays and the increased image and video quality requirements that we expect to occur over the next 12 to 24 months.
This strategy represents a paradigm shift from our previous approach of implementing our IP exclusively in system-on-chip ICs to a new approach in which our IP is designed to improve video performance of any image processor by serving as a co-processor IC or in an embedded timing controller for LCD panels. We feel this strategy will give us the ability to bring our innovative technologies to market more quickly and enables our customers to achieve maximum video performance and pixel processing capabilities using Pixelworks’ intellectual property.
Powering Projectors
Turning to our mainstay projector business, we remain focused and committed. Our projector business has been the foundation of Pixelworks from the beginning and revenues from this segment grew by more than 11 percent in 2006. We are committed to extending our leadership in this segment by investing in further development of our leading ImageProcessor architecture and remaining true to our philosophy of taking a systems approach to designing our chips.
Our close relationships with projector manufacturers allow us to continue evolving our chip platform to conform to the needs of our customers. Our latest products perform better and add increased functionality and expanded digital keystone correction.
Reorganizing for the Future
As we work to increase our top line revenue, we continue to take major steps to look after the bottom line as well. Our operations were not aligned with our ability to generate revenue and margin contribution. Commensurate with our new strategy, we made significant efforts in 2006 to improve our efficiency.
As a leadership team we chose to move from a distributed model to a more centralized model. A legacy of several of our acquisitions was that we had development teams in multiple locations causing our product execution to suffer. We tried to overcome this with investments in tools that improved collaboration. However, as our revenue contracted, we decided to take a more direct approach by consolidating our development teams in two design centers located in Shanghai and San Jose. We believe this will improve productivity and product development execution moving forward.
Restructurings of this magnitude are difficult and impact many employees in a personal way through layoffs and, in some cases, relocations. We did our best to assist our employees during these transitions and treat them in way that respected their contributions. Our employees have managed the change with an impressive level of professionalism.
We expect the impact of the restructuring to lay the foundation for the company’s success. One year ago our non-GAAP operating expenses hit $23 million in the first quarter of 2006. Under our current plan, we are on track to reduce our non-GAAP operating expenses to $15 million per quarter by the third quarter of 2007 with a goal of being EBITDA positive by the end of the year. In addition, we have aligned our operations and resources closer to our customers who are primarily located in Asia which will help us be more responsive, competitive and efficient. In 2007 we intend to continue making the changes necessary to align our business model to ensure that Pixelworks has the foundation to succeed in the future.
Looking Ahead
While 2006 was a trying year, I am confident that we have turned the corner and that Pixelworks is moving in a positive direction. Our restructuring plan is well underway and within the next few quarters we expect to start realizing more of the benefits.
In the first months of 2007, the launch of our new product strategy, which was embodied in several new co-processor ICs, was well underway. We are actively engaging with customers with our PixelAmp™ color enhancement co-processor chip and our keystone correction co-processor IC.
A great illustration of our new co-processor strategy has been the roll-out of our new co-processor chip that digitally pre-processes video images to optimize them for slim CRT televisions. We are proud that our lead customer for this product is one of the largest and most respected consumer electronics brands in the world.
Pixelworks’ engineering teams are also focused on efforts to release our innovative Motion Engine co-processor IC later this year. Benchmark testing of our unique IP for motion estimation and compensation—which will be the core of the Motion Engine—makes us optimistic that this product will once again show our strength as a leading innovator in video and image processing.
Our new strategy reflects the essence of our name, Pixelworks:
o	We are focused on implementing unique value added technologies that maximize video performance and make pixels work;

o	We are targeting the portion of the advanced display and projector market that demands superior image quality; and

o	We will deliver our technology in a series of pixel co-processors designed for use with image processor system-on-chip ICs and directly on the LCD to drive even higher levels of pixel performance.

The beginning of 2007 brings forth a new approach and a new optimism. We have undertaken the challenge to put the company back on the path to profitability with a new, innovative product roadmap.
/s/ Hans Olsen
Hans Olsen
President and CEO
Pixelworks, Inc.
This document contains “forward-looking statements” within the meaning of the Securities litigation Reform Act of 1995 that are based on current expectations, estimates, beliefs, assumptions and projections about our business. Words such as “believe”, “promising”, and “feel” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasts in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, increase competition, adverse economic conditions in the U.S. and internationally, adverse economic conditions in the specific markets for our products, adverse business conditions, failure to design, develop and manufacture new products, failure to execute on our new strategy, lack of success in technological advancements, lack of acceptance of new products, unexpected changes in the demand for our products and services, the inability to successfully manage inventory pricing pressures, our ability to attract, hire and retain qualified employees and other risks. These forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this document. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.